UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

TRAC INTERMODAL LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

551112

(Primary Standard Industrial

Classification Code Number)

46-0648957

(I.R.S. Employer Identification No.)

750 College Road East

Princeton, New Jersey 08540

(609) 452-8900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, Interpool, Inc., d/b/a TRAC Intermodal, a subsidiary of TRAC Intermodal LLC (the “Company”), is party to an asset backed credit agreement, dated as of August 9, 2012, as amended or modified from time to time (the “Credit Agreement”) among the loan parties listed therein, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent.

On August 17, 2015, the Company borrowed $176 million (the “Borrowing”) under the revolving credit facility of the Credit Agreement. This amount carries an interest rate of one-month USD LIBOR + 2.25% and matures on August 9, 2017, which is the maturity date of the revolving credit facility.  The Borrowing was used to finance the previously reported redemption of $150 million in aggregate principal amount of the outstanding 11.0% Senior Secured Notes due 2019 issued by the Company and TRAC Intermodal Corp. at a redemption price equal to 108.250% of such aggregate principal amount plus accrued and unpaid interest thereon, effective August 17, 2015.

For a description of the material terms and conditions of the Credit Agreement, see the discussions of the Credit Agreement included in the section entitled “Liquidity and Capital Resources” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented by the section entitled “Liquidity and Capital Resources” in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.  Such description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement (as amended from time to time), a copy of which has been filed by the Company with the U.S. Securities and Exchange Commission, and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAC Intermodal LLC

Dated: August 18, 2015	By:	/s/ Gregg Carpene
Name: Gregg Carpene
Title: General Counsel

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